SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2005

LTX CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	000-10761	04-2594045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rosemont Road, Westwood, Massachusetts	02090
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 14, 2005, LTX Corporation, or LTX, entered into an exchange agreement pursuant to which holders of an aggregate of approximately $27.2 million of LTX’s existing 4 1/4% Convertible Subordinated Notes due August 2006 (the “Old Notes”), agreed to exchange their Old Notes for approximately $27.2 million in aggregate principal amount of LTX’s newly issued 4 1/4 % Convertible Senior Notes due 2007 (the “New Notes”), plus accrued and unpaid interest on the Old Notes at the day prior to the closing of the exchange. A copy of the form of exchange agreement is filed as an exhibit to this report. The foregoing description of the exchange agreement is only a summary and is qualified in its entirety by the full text of the form of agreement, which is incorporated by reference herein.

Following the execution of the exchange agreement, on November 14, 2005, LTX issued the New Notes pursuant to an indenture, dated as of November 14, 2005, between LTX and U.S. Bank National Association, as Trustee. LTX also paid an aggregate of approximately $0.29 million in accrued and unpaid interest on the Old Notes that were exchanged for New Notes. Following the completion of the exchange, approximately $61.1 million in aggregate principal amount of Old Notes remains outstanding.

The New Notes are unsecured senior indebtedness of LTX and bear interest at the rate of 4 1/4% per annum. Interest is payable on February 15 and August 15 of each year, commencing February 15, 2006. The New Notes mature on August 15, 2007. At maturity, LTX is required to repay the outstanding principal of the New Notes, plus a maturity premium of 4.75% of such principal, resulting in an effective annual yield of approximately 7.0%.

The New Notes are convertible at the option of the holders, at any time on or prior to maturity, into shares of LTX’s common stock at a conversion price equal to $29.04 per share, subject to adjustment in certain circumstances. The conversion price of the Old Notes is equal to $29.04 per share.

At any time prior to maturity, LTX may redeem the New Notes in whole or in part at a redemption price equal to (i) 100.85% of the principal amount thereof if the date fixed for redemption occurs on or prior to August 14, 2006 and (ii) 104.75% of the principal amount thereof if the date fixed for redemption occurs on or after August 15, 2006, together in each such case with accrued interest to, but excluding, the date fixed for redemption.

If a fundamental change, as defined in the indenture, occurs at any time prior to the maturity of the New Notes, holders of the New Notes may require LTX to repurchase all or a portion of their New Notes for cash at a redemption price equal to (i) 100.85% of the principal amount thereof if the repurchase date occurs prior to August 15, 2006 and (ii) 104.75% of the principal amount thereof if the repurchase date occurs on or after August 15, 2005, together in each such case with accrued interest to, but excluding, the repurchase date.

If there is an event of default on the New Notes, the principal of and premium, if any, on all the New Notes and the interest accrued thereon may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving LTX. The following are events of default under the New Notes:

•	LTX fails to pay any interest on the New Notes when due and such failure continues for a period of 30 days;

•	LTX fails to pay principal or premium, if any, when due at maturity, upon redemption or otherwise on the notes;

•	LTX fails to perform or observe any of the covenants in the indenture for 60 days after notice; or

•	specified events involving LTX’s bankruptcy, insolvency or reorganization.

A copy of the indenture pursuant to which the New Notes were issued is filed as an exhibit to this report. The foregoing description of the indenture is only a summary and is qualified in its entirety by the full text of the indenture, which is incorporated by reference herein.

The New Notes were issued in a private offering to qualified institutional buyers under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Exchange Agreement, dated as of November 14, 2005, among LTX Corporation and certain holders of Old Notes.

10.2	Indenture, dated as of November 14, 2005, between LTX Corporation and U.S. Bank National Association, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2005	LTX Corporation

	By:	/s/ MARK J. GALLENBERGER
Mark J. Gallenberger
Vice President & Chief Financial Officer